Exhibit (1)(iii) on Form N-1A

                   Exhibit (10) under Item 601/Reg S-K



                         SOUTHTRUST VULCAN FUNDS

                             Amendment No. 4

                                   to
                         MASTER TRUST AGREEMENT
                           dated March 4, 1992


    This Master Trust Agreement is amended as follows:


    A. Strike the first paragraph of Section 4.2 of Article IV from the Master Trust Agreement and substitute in its place the following:

          "Section 4.2. Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any additional series or class or to modify the rights and preferences of any further Sub-Trusts, the Trustees hereby establish and designate four Sub-Trusts: the Treasury Money Market Fund, Bond Fund, Stock Fund and Income Fund. The Shares of the Treasury Money Market
          Fund, Bond Fund, Stock Fund and Income Fund and any
          Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

    The undersigned Assistant Secretary of SouthTrust Vulcan Funds hereby certifies that the above-stated amendment is a true and correct Amendment to the Master Trust Agreement, as approved by the Board of Trustees on August 4, 1995.
    WITNESS the due execution hereof this 27th day of September, 1995.





                       /s/C. Todd Gibson
                      C. Todd Gibson, Assistant Secretary